Exhibit 16.1

Re:Blacksands Petroleum, Inc. (the “Company”)

This letter will confirm that we reviewed Item 4.02 of the Company's Form 8-K dated September 28, 2010, captioned "Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” and that we agree with the statements made therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ MALONEBAILEY LLP

Houston, Texas
September 28, 2010